CI&T INC.

INCENTIVE EQUITY INDUCEMENT AWARD AGREEMENT

INCENTIVE EQUITY INDUCEMENT AWARD AGREEMENT (this “Agreement”) made as of this __th day of __________, _____, between CI&T Inc, a Cayman Islands exempted company (the “Parent”) and ________________ (the “Incentive Equity Employee”). Parent and the Incentive Equity Employee are each sometimes referred to herein as a “Party” and, collectively, as the “Parties.”

WHEREAS, (i) Parent, (ii) CI&T, Inc., a Pennsylvania corporation, a wholly-owned subsidiary of Parent (the “Buyer”), (iii) [Ntersol, LLC], a [California] limited liability company (the “Seller”), and (iv) the members of the Seller identified on the signature pages thereto, entered into an Asset Purchase Agreement (the “APA”), dated as of September __, 2022, pursuant to which the business of the Seller will be acquired by the Buyer on the Closing Date (as defined in the APA);

WHEREAS, the Incentive Equity Employee is an “Incentive Equity Employee” identified in the APA;

WHEREAS, the Parties acknowledge and agree that the entry into this Agreement by the Parties and the grant of the Restricted Stock Units (as defined below) to the Incentive Equity Employee as of the Closing Date is a material inducement for the parties to the APA to execute the APA and consummate the transactions contemplated therein, and is a material inducement for the Incentive Equity Employee to commence employment with the Parent and its subsidiaries[1] as of the Closing Date; and

WHEREAS, the Restricted Stock Units are being granted as “employment inducement awards” under Section 303A.08 of the New York Stock Exchange Listed Company Manual.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.      Grant of Restricted Stock Units. Parent grants to Incentive Equity Employee, as of the Closing Date, restricted stock units (the “Restricted Stock Units”) representing the right to receive _______________ (______) Parent Stock (as defined in the APA), on the terms and subject to the conditions and restrictions and other provisions set forth in this Agreement. This grant of Restricted Stock Units is subject to the Incentive Equity Employee’s execution and delivery to the Parent of a copy of this Agreement and the consummation of the Closing (as defined in the APA). This Agreement and the grant evidenced hereby shall automatically terminate and be of no further force and effect on the date, if any, the APA is terminated for any reason prior to the consummation of the transactions contemplated therein. The Incentive Equity Employee is not required to pay any purchase price for the Restricted Stock Units or the issuance of the shares upon settlement of the Restricted Stock Units.

2.      Vesting of Restricted Stock Units. Unless they vest on an earlier date as provided in Section 4 hereof, the Restricted Stock Units will vest as follows: (i) ________ Restricted Stock Units will vest on the third anniversary of the Closing Date, and (ii) ________ Restricted Stock Units will vest on the fourth anniversary of the Closing Date, provided that the Incentive Equity Employee has remained in continuous employment with the Parent and/or any subsidiary of the Parent through such vesting date.

3.      Restrictions on the Restricted Stock Units; Settlement. The Incentive Equity Employee may not sell, transfer, assign, pledge, or otherwise encumber the Restricted Stock Units. As soon as reasonably practicable after all or a portion of the Restricted Stock Units vest in accordance with Section 2 or Section 4, but not later than 5 Business Days (as defined in the APA) after such Restricted Stock Units vest, the shares underlying such vested Restricted Stock Units (minus any shares retained to satisfy tax withholding obligations, as described in Section 8 hereof) shall be issued by the Parent to the Incentive Equity Employee and the Parent shall cause its register of members to be updated accordingly. Such shares, when issued to the Incentive Equity Employee, shall be fully transferable (subject to applicable securities law requirements) and not subject to forfeiture upon termination of employment or otherwise. Except in circumstances where a different treatment is provided in Section 4 hereof, in the event of a termination of the Incentive Equity Employee’s employment with the Parent or any of its subsidiaries for any reason, all of the Restricted Stock Units that have not previously vested will be automatically forfeited for no consideration to the Incentive Equity Employee.

4.      Special Vesting and Forfeiture Rules. Notwithstanding the vesting date set forth in Section 2 hereof, the following vesting and forfeiture rules shall apply upon the following events.

a.    Good Reason Termination. The Restricted Stock Units will immediately and fully vest in the event that, prior to the applicable vesting date set forth in Section 2 hereof, the Incentive Equity Employee ceases to be an employee of the Parent or any of its subsidiaries for any reason other than (i) a termination of the Incentive Equity Employee’s employment with the Parent and its subsidiaries for Cause or (ii) the Incentive Equity Employee’s voluntary termination of the Incentive Equity Employee’s employment with Parent and its subsidiaries without Good Reason and not as a result of death or disability. For purposes of this Agreement:

i.   “Good Reason” means the occurrence after the Closing of any of the following without the Incentive Equity Employee’s written consent or as permitted pursuant to the terms and conditions of the employment agreement between the Incentive Equity Employee and the Parent or any of its subsidiaries (the “Employment Agreement”): (x) a reduction in the Incentive Equity Employee’s base salary as reflected in the Employment Agreement; (y) any material breach by Parent or any of its subsidiaries of this Agreement or the Employee Agreement; or (z) a material adverse change in the Incentive Equity Employee’s title, authority, duties or responsibilities set forth in the Employment Agreement (other than temporarily while the Incentive Equity Employee is physically or mentally incapacitated or as required by applicable law); provided that no event described in clauses (x), (y), or (z) shall constitute “Good Reason” unless the Parent or any of its subsidiaries fails to cure such breach within thirty (30) Business Days (as defined in the APA) after written notice from the Incentive Equity Employee setting forth the factual basis for Good Reason and the clause of this definition of Good Reason under which Good Reason is being claimed; and provided, further, that “Good Reason” shall cease to exist for an event on the ninety-first (91st) day following the date that the Incentive Equity Employee has actual knowledge of its occurrence unless the Incentive Equity Employee has given the Parent written notice thereof prior to such date.

ii.  “Cause” means (t) the Incentive Equity Employee’s plea of nolo contendere to, conviction of or indictment for, any crime (i) constituting a felony or (ii) that has, or could reasonably be expected to result in, an adverse impact on the performance of the Incentive Equity Employee’s duties to the Parent or any of its subsidiaries, or otherwise has, or could reasonably be expected to result in, an adverse impact on the business or reputation of the Parent or any of its subsidiaries, (u) conduct of the Incentive Equity Employee, in connection with the Incentive Equity Employee’s employment, that has resulted, or could reasonably be expected to result, in injury to the business or reputation of the Parent or any of its subsidiaries, (v) any material violation of the policies of the Incentive Equity Employee, including, but not limited to, those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Parent or any of its subsidiaries; (w) the Incentive Equity Employee’s act(s) of negligence or willful misconduct in the course of the Incentive Equity Employee’s employment with the Parent or and of its subsidiaries; (x) misappropriation by the Incentive Equity Employee of any assets or business opportunities of the Parent or any of its subsidiaries; (y) embezzlement or fraud committed by the Incentive Equity Employee, at the Incentive Equity Employee’s direction, or with the Incentive Equity Employee’s prior actual knowledge; or (z) willful neglect in the performance of the Incentive Equity Employee’s duties for the Parent or any of its subsidiaries or willful or repeated failure or refusal to perform such duties; provided that no event described in clauses (u), (v), (x), or (y) shall constitute “Cause” unless the Incentive Equity Employee fails to cure such breach within thirty (30) Business Days after written notice from the Parent setting forth the factual basis for Cause and the clause of this definition of Cause under which Cause is being claimed; and provided, further, that “Cause ” shall cease to exist for an event on the ninety-first (91st) day following the date that the Parent has actual knowledge of its occurrence unless the Parent has given the Incentive Equity Employee written notice thereof prior to such date.

b. Acceleration Event. The Restricted Stock Units will immediately and fully vest in the event that, prior the applicable vesting date set forth in Section 2 hereof, the Parent experiences an Acceleration Event; provided that the Incentive Equity Employee has remained in continuous employment with the Parent and/or any subsidiary of the Parent through the date of the occurrence of the Acceleration Event. For purposes of the foregoing a “Acceleration Event” means the occurrence of any merger or consolidation of Parent with or into another entity as a result of which all of the Parent Stock is converted into or exchanged for the right to receive cash, securities or other property, any exchange of all of the Parent Stock for cash, securities or other property pursuant to a share exchange transaction or any direct or indirect sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Parent or any of its subsidiaries (including Buyer) of all or substantially all of the assets of Parent and its subsidiaries taken as a whole, and (x) the consideration received by the holders of Parent Stock in connection with such event does not consist entirely of registered capital stock or shares (without restrictive legend) traded on the NYSE or (y) the issuer of the registered capital stock or shares described in the immediately foregoing clause (x) does not assume Buyer’s and Parent’s obligations pursuant to the APA in a signed writing in form and substance reasonably satisfactory to Seller.

5.      Voting and Dividends. The Incentive Equity Employee shall not have the right to vote the shares underlying the Restricted Stock Units or to receive dividends with respect to such shares until such share are issued to the Incentive Equity Employee. However, the Incentive Equity Employee shall be entitled to receive, as a contractual payment from the Parent, dividend equivalents in the amount equal to the dividends that would have been paid on the shares underlying the Restricted Stock Units had they been issued and outstanding on the applicable dividend record date. If any such dividend is declared and paid in cash, the cash dividend equivalent will be accrued without interest until, and will be paid within thirty (30) days following the date that, the restrictions applicable to such Restricted Stock Units lapse, or will be forfeited at such time as such Restricted Stock Units are forfeited. If any dividend is declared and paid by the Parent in a form other than cash, such non-cash dividend equivalent shall be subject to the same vesting schedule, forfeiture terms and other restrictions as are applicable to the Restricted Stock Units with respect to which the dividend equivalent is paid. Any dividend equivalents accrued by the Incentive Equity Employee applicable to the Restricted Stock Units granted hereunder shall be forfeited in the event the Restricted Stock Units do not vest in accordance with Section 2 or Section 4 above.

6.       Permitted Transfers. The following transactions shall be exempt from the restrictions on transfer set forth in Section 3 hereof: the Incentive Equity Employee’s transfer of any or all of the Restricted Stock Units either during the Incentive Equity Employee’s lifetime or on death by will or intestacy to the Incentive Equity Employee’s immediate family or to a trust the beneficiaries of which are exclusively one or more of the Incentive Equity Employee and a member or members of the Incentive Equity Employee’s immediate family, except any such transfers made pursuant to any divorce or separation proceedings or settlement (for purposes hereof, the term “immediate family” shall mean spouse, lineal descendant, father, mother, brother or sister of the Incentive Equity Employee making the transfer). No transfer pursuant to this Section 6 shall be effective unless and until the transferee agrees in writing to be bound by the provisions of this Agreement.

7.      Adjustments for Stock Splits, Stock Dividends, etc. In the event of (1) changes in the share capital of the Parent by reason of share dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of this Agreement; (2) the declaration and payment of any extraordinary dividend in respect of shares, whether payable in the form of cash, shares, or any other form of consideration; or (3) any other change in applicable laws or circumstances, in each case, to the extent that the Board of Directors of the Parent (the “Board”) in its sole discretion determines that such event results in or could reasonably be expected to result in any substantial dilution or enlargement of the rights intended to be granted to, or available for, the Incentive Equity Employee, then the Board shall: (A) equitably and proportionately adjust or substitute, as determined by the Board in its sole discretion, (y) the number of shares covered by the outstanding Restricted Stock Units, and/or (z) the kind of shares or other consideration subject to the outstanding Restricted Stock Units; (B) in respect of outstanding Restricted Stock Units, make one or more cash payments to the Incentive Equity Employee, which payment shall be subject to such terms and conditions (including timing of payment(s), vesting and forfeiture conditions) as the Board may determine in its sole discretion, in an amount that the Board determines in its sole discretion addresses the diminution in the value of such outstanding Restricted Stock Units in connection with such event; or (C) any combination of clauses (A) and (B) above as determined appropriate by the Board in its sole discretion. The Board will make such adjustments, substitutions or payment, and its determination will be final, binding and conclusive. The Board need not take the same action or actions with respect to all Restricted Stock Units.

8.      Withholding. Regardless of any action taken by the Parent or, if different, the subsidiary of Parent to which the Incentive Equity Employee provides services (the “Employer”) with respect to any income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the grant, vesting or settlement of the Restricted Stock Units or other tax-related items related to the Restricted Stock Units (“Tax-Related Liability”), the Incentive Equity Employee acknowledges that the ultimate liability for any and all such Tax-Related Liability legally applicable or deemed applicable to the Incentive Equity Employee is and remains the Incentive Equity Employee’s responsibility and may exceed the amount, if any, actually withheld by the parent and/or the Employer. The Incentive Equity Employee further acknowledges that neither the Parent nor the Employer make any representations or undertakings to the Incentive Equity Employee regarding any Tax-Related Liability in connection with any aspect of this Agreement or the Restricted Stock Units or the settlement thereof. Further, if the Incentive Equity Employee is subject to Tax-Related Liability with respect to the Restricted Stock Units or the settlement thereof in more than one jurisdiction, the Incentive Equity Employee acknowledges that the Parent and/or the Employer may be required to withhold or account for such tax liability in more than one jurisdiction. At any time as requested by the Parent or the Employer, the Incentive Equity Employee hereby authorizes any required withholding from the shares issued or issuable to the Incentive Equity Employee and otherwise agrees to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Parent and/or the Employer which arise (including with respect to any Tax-Related Liability) in connection with this Agreement, the Restricted Stock Units or the settlement thereof (the “Withholding Taxes”). The Parent and/or the Employer may, in its (or their) sole discretion, and the Incentive Equity Employee hereby authorizes the Parent and/or Employer to, satisfy all or any portion of the Withholding Taxes obligation relating to this Agreement, the Restricted Stock Units and the settlement thereof by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to the Incentive Equity Employee by the Parent and/or Employer; (ii) causing the Incentive Equity Employee to tender a cash payment; (iii) withholding shares issued or otherwise issuable to the Incentive Equity Employee in connection with this Agreement with a Fair Market Value equal to the amount of such Withholding Taxes; (iv) permitting or requiring the Incentive Equity Employee to enter into a “same day sale” commitment, if applicable, with a broker-dealer that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), pursuant to this authorization and without further consent, whereby the Incentive Equity Employee irrevocably elects to sell a portion of the shares issued or otherwise issuable to the Incentive Equity Employee in connection with this Agreement to satisfy the tax liability and whereby the FINRA Dealer irrevocably commits to forward the proceeds necessary to satisfy the tax liability directly to the Parent; and/or (v) any other method determined by the Parent to be in compliance with applicable law. The Parent and/or the Employer may withhold or account for the Incentive Equity Employee’s tax liability by considering the statutory withholding amounts or other withholding rates applicable in the Incentive Equity Employee’s jurisdiction(s), including the maximum applicable rates in the Incentive Equity Employee’s jurisdiction(s). In the event it is determined after the issue of shares to the Incentive Equity Employee that the amount of the Parent’s and/or Employer’s withholding obligation was greater than the amount withheld by the Parent and/or the Employer, the Incentive Equity Employee agrees to indemnify and hold the Parent and/or the Employer harmless from any failure by the Parent and/or the Employer to withhold the proper amount. For purposes of the foregoing, “Fair Market Value” means, as of any date when shares issued or issuable to the Incentive Equity Employee are listed on one or more national securities exchanges, the closing price reported on the principal national securities exchange on which such shares are listed and traded on the date of determination or, if the closing price is not reported on such date of determination, the closing price reported on the most recent date prior to the date of determination.  If the shares are not listed on a national securities exchange, “Fair Market Value” shall mean the amount determined by the Board in good faith, and in a manner consistent with Section 409A of the Code, to be the fair market value per share of such shares.

9.     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

10.   Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

11.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, executors, administrators, legal representatives, and permitted transferees.

12.   No Rights To Employment. Nothing contained in this Agreement shall be construed as giving the Incentive Equity Employee any right to be retained, in any position, as an employee of or consultant or advisor to the Parent or any Employer.

13.  Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

If to the Incentive Equity Employee:
with a copy (which shall not constitute notice) to:

Wiggin and Dana LLP
437 Madison Avenue, 35th Floor
New York, NY 10022
Attention: Andrew Ritter

E-mail: aritter@wiggin.com

and

Mitchellweiler Law Corporation

980 Montecito Dr., Suite 101

Corona, CA 92879

Attention: J. Dana Mitchellweiler

Email: dana@mlcattorneys.com

If to Parent:	CI&T Inc Attention: Legal Department E-mail: legalnae@ciandt.com
with a copy (which shall not constitute notice) to:	Hughes Hubbard & Reed LLP Attention: Carlos A. Lobo E-mail: carlos.lobo@hugheshubbard.com

14.     Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

15.    Entire Agreement.  This Agreement constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter.

16.    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

                  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.11(C).

17.    Data Privacy. The Incentive Equity Employee expressly consents to the collection, use and transfer, in electronic or other form, of the Incentive Equity Employee’s personal data by and among the Parent or any subsidiary of the Parent, and any broker or third party assisting the Parent in administering this Agreement or providing recordkeeping services for the Parent, for the purpose of implementing, administering and managing the Incentive Equity Employee’s participation under this Agreement. By accepting this award the Incentive Equity Employee waives any data privacy rights the Incentive Equity Employee may have with respect to such information.

18.    Electronic Delivery. The Parent may, in its sole discretion, decide to deliver any documents related to the Restricted Stock Units by electronic means. By accepting this grant of Restricted Stock Units, whether electronically or otherwise, the Incentive Equity Employee hereby consents to receive such documents by electronic delivery and agrees to participate in this Agreement through any on-line or electronic system established and maintained by the Parent or another third party designated by the Parent, including but not limited to the use of electronic signatures or click-through acceptance of terms and conditions.

19.     Compensation Recovery.  The Restricted Stock Units and the shares issued or to be issued thereby shall be subject to the provisions of any applicable compensation recovery policy any compensation recovery policy of the Parent adopted to comply with the requirements of applicable law, to the extent set forth in such compensation recovery policy.

20.     Interpretation. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive and means “and/or” unless expressly indicated otherwise; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; and (d) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars. Unless the context otherwise requires, references herein: (x) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (y) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

21.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

CI&T INC

By:

INCENTIVE EQUITY EMPLOYEE:

(Signature)

Print Name:
Address: